EXHIBIT 2.9






                    CERTIFICATE OF MERGER

                             OF

                 UNIROYAL CHEMICAL CORPORATION

                        WITH AND INTO

                 UNIROYAL CHEMICAL COMPANY, INC.


Pursuant to Section 14A:120-5.1 of the Business Corporation Act of the State of New Jersey



     Pursuant to Section 14A:10-5.1 of the Business Corporation Act of the State of New Jersey, the undersigned corporation, Uniroyal Chemical Corporation ("the Corporation"), a Delaware Corporation executes this Certificate of Merger in connection with its merger with and into its wholly owned subsidiary, Uniroyal Chemical Company, Inc. ("the Merger").

     First. The names and states of incorporation of the merged corporations are Uniroyal Chemical Corporation, a Delaware
Corporation, and Uniroyal Chemical Company, Inc. a New Jersey
Corporation.

     Second. The name of the corporation surviving the merger is Uniroyal Chemical Company, Inc. ("the Surviving Corporation").

     Third. The following Plan of Merger was approved by the written consent of the board of directors of the Corporation on the 4th day of December, 1998.


                         PLAN OF MERGER

      Plan of Merger dated this 4th day of December, 1998, pursuant to Section 14A:10-5.1 of the Business Corporation Act of the State of New Jersey, and Section 253 of the General Corporation Law of the State of Delaware ("the GCL"), for the merger of Uniroyal Chemical Corporation ("the Corporation"), a Delaware corporation with and into Uniroyal Chemical Company, Inc. ("UCCI"), a New Jersey corporation, with UCCI the surviving corporation ("the Surviving Corporation").

     1. The corporations purposing to merge are Uniroyal Chemical Corporation, a Delaware corporation, and Uniroyal Chemical Company, Inc., a New Jersey corporation; with the Corporation merging into UCCI, and with UCCI being the Surviving Corporation.

     2. The Certificate of Incorporation and By-laws of UCCI shall be the Certificate of Incorporation and By-laws of the Surviving Corporation.

     3. UCCI will assume all of the obligations of the Corporation and all of the estates, properties, rights and privileges of the Corporation shall vest in and be possessed by UCCI.

     4. The 100 shares of UCCI stock held by the Corporation, representing all of the outstanding stock of UCCI, shall be cancelled by UCCI after the merger.

     5. Upon surrender of the certificates of stock of the Corporation, UCCI shall issue on a pro rata basis stock of UCCI to such surrendering shareholders of the Corporation by issuing one share of UCCI for each share of the Corporation surrendered.

     6. The Secretary of the Corporation shall submit this Plan of Merger to the shareholders of the Corporation for approval.

     7. The directors of UCCI immediately prior to the effective time of the merger shall be the directors of the Surviving Corporation and such individuals shall serve until their respective successors are duly elected and qualified or their earlier death, resignation or removal.

     8. The officers of UCCI immediately prior to the effective time of the merger shall be the officers of the Surviving Corporation until their respective successors are duly elected and/or appointed and qualified in the manner provided in the charter documents of the Surviving Corporation or as otherwise provided by law.

     9. Merger shall be effective as of the 9th day of December, 1998.

     Fourth: This merger is permitted by the applicable laws of the State of Delaware, and of the State of New Jersey.

     Fifth: UCCI has outstanding 100 shares of no class common stock, all of which are owned by the Corporation.

     Sixth: The shareholders of the Corporation are entitled to vote on this merger pursuant to Section 14A:10-5.1(g)(6) of the Business Corporation Act of the State of New Jersey. The Corporation has outstanding 100 shares of common stock, all of which are owned by a single shareholder, Crompton & Knowles Corporation, a Massachusetts corporation.

     Seventh: The shareholder of all of the outstanding stock of the Corporation has voted all 100 shares for the Plan of Merger by written consent dated the 4th day of December, 1998.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger on this 8th day of December, 1998.

                            UNIROYAL CHEMICAL CORPORATION

                            By: /s/John T. Ferguson II
                                   John T. Ferguson II
                                   Vice President



State of Connecticut )
County of New Haven  )
     On this 8th day of December, 1998 before me came John T.
Ferguson II and he acknowledged that he signed the above document on behalf of Uniroyal Chemical Corporation and that the facts stated therein are true and correct.

                          /s/Marlene P. Magone
                             Notary Public
                             Marlene P. Magone
                             Notary Public
                             My Commission Expires April 30, 2000